FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Third Quarter 2009

October 9, 2009, Frederick, MD — Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended September 30, 2009, the Company recorded net income of $259,000 and diluted earnings per share of $0.17, as compared to net income of $315,000 and diluted earnings per share of $0.21 recorded for the third quarter of 2008.  The Company earned $543,000 with diluted earnings per share of $0.37 for the first nine months of 2009 as compared to $884,000 in earnings and diluted earnings per share of $0.59 for the same period in 2008. The decline in earnings was due primarily to an increase in the provision for loan losses in 2009 to $875,000 from the $460,000 recorded in the nine months ended September 30, 2008.  The ratio of the allowance for loan losses to total loans stood at 1.52% and 1.28% as of September 30, 2009 and 2008, respectively.  Nonperforming assets stood at $1.31 million and $1.84 million at September 30, 2009 and 2008, respectively, and at $1.56 million at December 31, 2008.  The corresponding nonperforming assets to total assets ratios were 0.49% and 0.69% as of September 30, 2009 and 2008, respectively, and 0.61% as of December 31, 2008.

The Company also reported that, as of September 30, 2009, assets stood at $266.8 million, with total deposits of $227.8 million and gross loans of $211.2 million, representing increases of 2.2% and 2.0% and a decrease of 0.2% respectively, compared to the third quarter of 2008.  The Company’s tier 1 capital to risk-weighted assets and total capital to risk-weighted assets ratios as of September 30, 2009 were 11.88% and 13.13%, respectively, with regulatory minimum ratios for capital adequacy purposes of 4.00% and 8.00%, respectively.

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation.  The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.  Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of June 30, 2009 and the top Five Star Rating from Bauer Financial, Inc., as of June 30, 2009.

	Sept. 30,	Sept. 30,	December 31,
	2009	2008	2008
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$266,807	$260,994	$254,562
Cash and due from banks	888	3,393	808
Federal funds sold and other overnight investments	25,817	18,406	15,247
Investment securities - available for sale	22,752	20,470	20,040
Restricted stock	1,566	1,599	1,599
Loans, net	207,940	208,817	208,720
Deposits	227,786	223,260	216,883
Short-term borrowings	500	-	-
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	21,403	20,299	20,612

SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,508	$3,900	$10,440	$11,755
Interest expense	1,308	1,681	4,153	5,483
Net interest income	2,200	2,219	6,287	6,272
Provision for loan losses	275	220	875	460
Net interest income after provision for loan losses	1,925	1,999	5,412	5,812
Securities gains	-	26	117	26

Gain (loss) on sale of foreclosed properties	-	-	(32)	15
Noninterest income (excluding gains (losses)	148	127	422	392
Noninterest expense	1,693	1,684	5,158	4,980
Income before provision for income taxes	380	468	761	1,265
Provision for income taxes	121	153	218	381
Net income	259	315	543	884

PER COMMON SHARE DATA:
Basic earnings per share	$0.18	$0.22	$0.37	$0.61
Diluted earnings per share	$0.17	$0.21	$0.37	$0.59
Basic weighted average number of shares outstanding	1,460,802	1,460,674	1,460,835	1,460,626
Diluted weighted average number of shares outstanding	1,481,786	1,502,443	1,475,909	1,506,352
Common shares outstanding	1,461,802	1,460,802	1,461,802	1,460,802
Book value per share	$14.64	$13.90	$14.64	$13.90

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.39%	0.49%	0.28%	0.45%
Return on average equity	4.86%	6.25%	3.43%	5.84%
Allowance for loan losses to total loans	1.52%	1.28%	1.52%	1.28%
Nonperforming assets to total assets	0.49%	0.69%	0.49%	0.69%
Ratio of net charge-offs to average loans	0.05%	0.05%	0.37%	0.19%
Average equity to average assets	8.12%	7.80%	8.17%	7.79%
Tier 1 capital to risk-weighted assets	11.88%	11.20%	11.88%	11.20%
Total capital to risk-weighted assets	13.13%	12.35%	13.13%	12.35%

Weighted average yield/rate on:
Loans	6.39%	6.62%	6.26%	6.71%
Interest-earning assets	5.57%	6.31%	5.59%	6.36%
Interest-bearing liabilities	2.58%	3.30%	2.76%	3.59%
Net interest spread	2.99%	3.00%	2.84%	2.77%
Net interest margin	3.52%	3.63%	3.40%	3.44%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

Contact: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, (240) 529-1507

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